SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C. 20549
                   ---------------------------
              POST EFFECTIVE AMENDMENT NUMBER FIVE
                           FORM S-8/A
                  REGISTRATION STATEMENT UNDER
                   THE SECURITIES ACT OF 1933
                   ---------------------------

                       DARK DYNAMITE, INC.
     (Exact name of registrant as specified in its charter)


   Nevada                                           65-1021346
                 (State or other jurisdiction of
              (I.R.S. Employer Identification No.)
        incorporation or organization)


  63 West 400 South, 2nd Fl Studio, Salt Lake City, Utah 84101
            (Address of principal executive offices)

      The Amended 2004 Benefit Plan of Dark Dynamite, Inc..
                    (Full title of the plan)


 LaVonne Frost, 1414 East Telegraph Street, Carson City, Nevada
                              89701
    (Name, address, including zip code, of agent for service)

          Telephone number for Issuer:  (801) 746-3435


                 CALCULATION OF REGISTRATION FEE

    Title of      Amounts     Proposed      Proposed      Amount
Securities to be   to be      Maximum        Maximum        of
   Registered     Register    Offering      Aggregate    Registra
                     ed      Price Per      Offering     tion Fee
                              Share(1)        Price

 Common Stock,    50,000,0     0.027       $1,350,000    $ 171.05
0.001 par value      00

   (1) Bona fide estimate of maximum offering price solely for calculating the registration fee pursuant to Rule 457(h) of the
Securities Act of 1933, based on the average bid and asked price of the registrant's common stock as of December 11th, 2004, a date within five business days prior to the date of filing of this registration statement.

In addition, pursuant to Rule 416 (c) under the Securities Act of 1933, this Registration Statement also covers an indeterminate amount of interests to be offered or sold pursuant to the Plan described herein.

           Post Effective Amendment Number Five to the
            2004 Benefit Plan of Dark Dynamite, Inc.


This Post Effective Amendment No. Five is being filed to reflect that the Board of Directors of Dark Dynamite, Inc. (the "Company") has amended The 2004 Benefit Plan of Dark Dynamite, Inc., as filed by the Company in an S-8 Registration Statement on May 20th, 2004, file no. 333-115690, and as amended, August 12, 2004, file no. 333-118150, September 28,2004, file no. 333-
119334, October 22, 2004, file no. 333-119886, and November  19,
2004, file no. 333-120583, each of which is incorporated herein by reference. This fifth amendment will increase the number of shares to be included in the plan from Two Million One Hundred Twenty Five Thousand (2,125,000) (which reflects the 2000 to 1 reverse split effected on November 17, 2004) shares to Fifty Two Million One Hundred Twenty Five Thousand (52,125,000) shares.. The fifth amendment to the 2004 Benefit Plan of Dark Dynamite, Inc. is filed as Exhibit "A" hereto. The additional Fifty Million (50,000,000) shares are being registered hereby.

Item 8. Exhibits.

The exhibits attached to this Registration Statement are listed in the Exhibit Index, which is found on page 4.


                           SIGNATURES

     Pursuant to the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, on December 13, 2004.



                              By:       /s/ Jared Gold

Jared D. Gold, as President


     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Signature                Title                         Date

   /s/ Jared Gold                         President
     December 13, 2004
       Jared D. Gold









INDEX TO EXHIBITS


                                                        Page
Exhibit   SEC Ref.      Description of Exhibit
   s         No.

   A        23(a)    Consent of Accountant               5

   B          4      Amendment to 2004 Benefit           6
                     Plan of Dark Dynamite, Inc.

   C      5, 23(b)   Opinion and consent of              7
                     Counsel with respect to the
                     legality of the issuance of
                     securities being issued




























Exhibit A


Mike Bongiovanni
Greentree Financial Group, Inc.
21311 W. Catawaba Avenue
Cornelius, North Carolina 28031


    CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of Dark Dynamite, Inc. Salt Lake City, Utah

We consent to the incorporation by reference of our reports and to all references to our firm included in this Post Effective Amendment Number Five to the Registration Statement on Form S-8 of Dark Dynamite, Inc. The amendment provides for the registration and issuance of up to 50,000,000 additional shares of common stock of Dark Dynamite pursuant to the 2004 Benefit Plan of Dark Dynamite, Inc. Our report dated April, 24 2004, with respect to the consolidated financial statements of Dark Dynamite, Inc., incorporates by reference our audit of the financial statements of NCI Holdings, Inc. n/k/a Dark Dynamite which was included as an exhibit in NCI's n/k/a Dark Dynamite Annual Report on Form 10-KSB for the year ended December 31, 2003.


/s/ Bongiovanni & Associates, PA
Bongiovanni & Associates, P.A.
December 13, 2004




























                           Exhibit B.

           POST EFFECTIVE AMENDMENT NUMBER FOUR TO THE
          THE 2004 BENEFIT PLAN OF Dark Dynamite, Inc.

      Effective this 13th day of December, 2004, Paragraphs 3 and
13 of the 2004 Benefit Plan of Dark Dynamite, Inc. shall be and hereby are amended to read as follows:

3. Shares of Stock Subject to this Plan. A total of Fifty Two Million One Hundred Twenty Five Thousand (52,125,000) shares of Stock may be subject to, or issued pursuant to, Benefits granted under this Plan. If any right to acquire Stock granted under this Plan is exercised by the delivery of shares of Stock or the relinquishment of rights to shares of Stock, only the net shares of Stock issued (the shares of stock issued less the shares of Stock surrendered) shall count against the total number of shares reserved for issuance under the terms of this Plan.

13. Expiration and Termination of this Plan. This Plan may be abandoned or terminated at any time by the Plan Administrators except with respect to any Options then outstanding under this Plan. This Plan shall otherwise terminate on the earlier of the date that is five years from the date first appearing in this Plan or the date on which the last of the 52,125,000 shares are issued hereunder.


ATTEST:

/s/ Jared Gold
Jared D. Gold, President

Exhibit C
                         ALEX M. BUSTOS

                 63 West 100 South, Second Floor
 Attorney at LawSalt Lake City, Utah 84101
* Admitted only  in Texas                 Tel: (801) 575-8073 ext
114
                       Fax: (801) 575-8092

December 13, 2004

Board of Directors
Dark Dynamite, Inc.
268 West 400 South, Suite 300
Salt Lake City, Utah 84101

Re:  Legality and Authorization of Shares Issued Under  Form  S-8
Registration Statement

Gentlemen:

I have acted as special counsel for Dark Dynamite, Inc., a Nevada corporation (the "Company"), in the limited capacity of rendering an opinion regarding the legality and authorization of the shares proposed to be registered under an amended registration statement on Form S-8 (the "Registration Statement") originally filed on May 20, 2004, and previously amended, August 12, 2004, September 28, 2004, October 22, 2004 and November 19, 2004. The proposed amendment is to be filed with the Securities and Exchange Commission ("the Commission") under the Securities Act of 1933, as amended, ("the Act"). The Company is registering a Post
Effective Amendment to the Benefit Plan entitled "The 2004 Benefit Plan of Dark Dynamite, Inc." (the "Benefit Plan") pursuant to which the Company will authorized the issuance of an additional Fifty Million (50,000,000) shares of the Company's common stock, par value $.001 (the "Shares").

In connection with the preparation of this Opinion, I have examined the following:

1. The Company's Articles of Incorporation and amendments thereto and Bylaws as submitted to me by the Company pursuant to my request for same;

2.  The Registration Statement herein referenced;

3.   The  Board of Directors Resolution, dated December 13, 2004,
     authorizing   and  approving  the  Company's   Post   Effect
     Amendment No. Five to The 2004 Benefit Plan and the preparation of the Registration Statement;

4.   The  Company's Section 10(a) Prospectus for the Registration
Statement;

5.   The Company's Form 10-KSB for the fiscal year ended December
31, 2003;

6.   The  Company's Form 10-QSB for the quarter ended  March
     31, 2004;

7.   The  Company's Form 10-KSB for the quarter  ended  June
       30, 2004;

8.    The  Company's  Form  10-QSB  for  the  quarter  ended
September 30, 2004;

9. Such other documents as I have deemed necessary for the purposes of this Opinion.

      Additionally, I have made such investigations of federal law as I have considered necessary and appropriate to form a basis for this opinion. My opinion is qualified by the scope of the review specified herein and I make no representations as to the sufficiency of my investigation for this opinion. I further expressly exempt from this opinion any representations as to the completeness, adequacy, accuracy or any other aspect of the financial statements incorporated in the Registration Statement.

      The documentation and representations provided to me for this opinion by the Company and its duly authorized representatives indicate that the Company is validly organized under the laws of the State of Nevada; the Company is current in its filings with the Commission; the Company's Board of Directors has authorized the Benefit Plan; the
Company's Board of Directors has authorized the filing of the Post Effective Amended Registration Statement; and that the total of 52,125,000,000 shares to be included in the Registration Statement are available for issuance based upon corporate documentation and on the amount of shares actually issued and outstanding. As such, I am of the opinion that the Shares herein referenced have been duly and validly authorized and that subject to compliance with all provisions of the Plan, the Shares will be validly issued as fully paid and non-assessable shares of common stock in the Company.

      This opinion letter (this Opinion) is governed by, and shall be interpreted in accordance with the Legal Opinion Accord (the Accord) of the ABA Section of Business Law
(1991). As a consequence, it is subject to a number of qualifications, limitations, all as more particularly described in the Accord, and this opinion should be read in conjunction therewith.

This opinion is based upon and subject to the qualifications and limitations specified below:

(A)  Certain  of  the remedial provisions of  the  2004
     Benefit  Plan may be further limited  or  rendered
     unenforceable   by  other  applicable   laws   and
     interpretations.

(B)  In  rendering the opinion that the shares  of  the
     Common  Stock  to  be registered pursuant  to  the
     Registration  Statement  and  issued   under   the
     Benefit  Plan will be validly issued,  fully  paid
     and   non-assessable,  I  assumed  that:  (1)  the
     Company's  Board of Directors has  exercised  good
     faith  in  establishing the  value  paid  for  the
     Shares; (2) all issuances and cancellations of the
     capital  stock of the Company will  be  fully  and
     accurately   reflected  in  the  Company's   Stock
     Records as provided by the Company's transfer agent; and (3) the consideration, as determined by the Company's Board of Directors, to be received in exchange for each issuance of common stock of the Company, has been paid in full and actually received by the Company.

(C)  I  have  made no independent verification  of  the
     facts   asserted  to  be  true  and  accurate   by
     authorized representatives of the Company and have
     assumed  that no person or entity has  engaged  in
     fraud    or   misrepresentation   regarding    the
     inducement  relating  to,  or  the  execution   or
     delivery of the    reviewed documents.

(D)  In  rendering this opinion I have assumed that all
     signatures   are  genuine,  that   all   documents
     submitted to me as copies conform substantially to the originals, that all documents have been duly executed on or as of the date represented on the documents, that execution and delivery of the documents was duly authorized on the part of the parties, that all documents are legal, valid and binding on the parties and that all corporate records are complete.

(E)  I  have  assumed  that the Company is satisfying  the
     substantive requirements of Form S-8 and I  expressly
     disclaim   any   opinion  regarding   the   Company's
     compliance with such requirements, whether they are of federal or state origin, or any opinion as to the subsequent tradeability of any Shares issued pursuant to the Benefit Plan.

(F)  I  am admitted to practice law in the State of Texas.
     I  am  not  admitted to practice law in the State  of
     Nevada,  or  in  any  other  jurisdiction  where  the
     Company may own property or transact business.   This
     opinion  is  with respect to federal law only  and  I
     have  not  consulted  legal counsel  from  any  other
     jurisdiction for the purpose of the opinion contained
     herein.   I  expressly except from this  opinion  any
     opinion as to whether or to what extent a Nevada court or any other court would apply Nevada law, or the law of any other state or jurisdiction, to any particular aspect of the facts, circumstances and transactions that are the subject of this opinion.

(G)  This  opinion  is strictly limited to the  parameters
     contained and referenced herein and is valid only  as
     to  the  signature date with respect to the same.   I
     assume  no  responsibility  to  advise  you  of   any
     subsequent changes or developments which might affect any aspect to this opinion.

(H) I expressly except from the opinion set forth herein any opinion concerning the need for compliance by any party, and in particular by the Company, with the provisions of the securities laws, regulations, and/or rules of the United States of America, the State of Nevada or any other jurisdiction with regard to any other issue not expressly addressed herein, which exclusion shall apply, but is not limited to, the subsequent tradeablity of the Shares on either a state or federal level.

      I hereby consent to the use of this opinion as an exhibit to the Registration Statement. This opinion may not be used, relied upon, circulated, quoted or otherwise referenced in whole or in part for any purpose without my written consent.

     Sincerely,
     /s/ Alex Bustos
     Alex M. Bustos